Medovex Corporation Converts IDE Submission to a Pre-Submission with Food and Drug Administration for its DenerveX System

Adds Six New Independent Sales Agents in Germany and Collecting Patient Data for Anticipated Filing of Scientific Post Procedural Outcomes of Patients Abstract

ATLANTA, Dec. 29, 2017 (GLOBE NEWSWIRE) — Medovex Corp. (OTCQB:MDVX) (“Medovex” or the “Company”), the developer of the DenerveX® System, a new and novel device designed for enduring relief of Facet Joint Syndrome related to chronic back pain, a non-addictive, non-opioid drug alternative capable of restoring a patient to a more normal and active lifestyle, today announced it has elected to voluntarily convert its previously submitted Investigational Device Exemption (IDE), to a Pre-Submission with the U.S. Food and Drug Administration (“FDA”), for its DenerveX System targeting pain associated with the Facet Joint.

Jill Schweiger, Sr. Vice President Regulatory and Clinical Affairs for Medovex commented, “Early dialogue with the FDA has been both encouraging and productive. The feedback gained from recent interactions convinced us that converting the IDE submission to a pre-submission beneficially allows us to engage in a more interactive and collaborative review of the planned clinical investigation. The standard IDE review timeframe is 30 days, while our submission exceeded nearly 2500 pages of technical data. We are confident that early collaboration with FDA regarding its planned clinical evaluation will help ensure that the study design will ultimately yield the results that will support the safety and effectiveness of the DenerveX System.”

Schweiger concluded, “Significant time, effort and resources have been invested in what we continue to believe will ultimately be a successful submission and review by the FDA, followed by a US clinical trial in the future.”

The DenerveX System is already CE Marked in Europe and it is commercially available in Europe and certain other international markets.

In addition, the Company recently added six new independent spine surgery sales agents for additional distribution throughout Germany.

The Company is also working as planned with several early adopting physicians on the collection of the initial clinical results in the UK and Germany for post procedural outcomes of patients treated with the DenerveX System. This data is expected to support a scientific abstract being planned for submission late in 2018. To maintain the best chance of abstract acceptance, the scientific abstract will include data collection from various sites, comprehensive analysis and will not be released to the public before presentation.

Jarrett Gorlin, Medovex Chief Executive Officer stated, “We are confident that the data will show a consistent trend with the data initially reported in the manual method by Dr. Haufe in his clinical paper.”

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About Medovex

Medovex was formed to acquire and develop a diversified portfolio of potentially ground breaking medical technology products. Criteria for selection include those products with potential for significant improvement in the quality of patient care combined with cost effectiveness. The Company’s first pipeline product, the DenerveX System, is intended to provide long lasting relief from pain associated with facet joint syndrome at significantly less cost than currently available options. To learn more about Medovex Corp., visit www.medovex.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

●	Medovex Corp.
Jason Assad
470-505-9905
Jassad@medovex.com

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